Exhibit 99.1

FOR IMMEDIATE RELEASE Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200
Investor Relations Contact: Raphael Gross (203) 682-8253 ir@cariboucoffee.com

CARIBOU COFFEE REPORTS FIRST QUARTER 2012 RESULTS

MINNEAPOLIS, MINNESOTA, May 3, 2012. Caribou Coffee Company, Inc. (NASDAQ:CBOU), the second largest company-owned premium coffeehouse operator in the United States based on the number of coffeehouses, today reported financial results for the first quarter of 2012 (thirteen weeks ended April 1, 2012).

HIGHLIGHTS FOR THE FIRST QUARTER OF 2012 INCLUDE:

•	Total net sales increased 11.4%
•	Comparable coffeehouse store sales increased 2.5%
•	Commercial and Franchise sales increased 41.9%
•

Net income attributable to Caribou Coffee Company, Inc. was $1.2 million, or $0.06 per diluted share compared to $24.1 million, or $1.17 per diluted share, in the first quarter of 2011. The year-ago period included a $21.3 million tax benefit related to the reversal of a tax valuation allowance. Non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc. in the first quarter of 2011 was $1.6 million, or $0.08 per diluted share. (see non-GAAP reconciliation at the end of this release).

Speaking on behalf of the Company, Michael Tattersfield, the Company’s President and Chief Executive Officer commented, “As we had anticipated, our EPS was slightly down versus the year-ago pro forma result due to ongoing commodity pressure expected in the first half of the year. Looking ahead, we are excited to be launching several high quality food and beverage products in our retail coffeehouses and we continue to expand our commercial and franchise segments.”

Tattersfield concluded, “While the single cup business continues to experience significant growth, recent industry trends lead us to believe this business line will experience a moderation in its growth trajectory for the remainder of 2012. Therefore we are lowering our outlook for net sales as well as our expected range for EPS compared to our original guidance. We remain confident in our business and firmly believe that our multi-channel model affords us the opportunity to build sustainable success on a long term basis.”

FIRST QUARTER 2012 RESULTS

Net sales for the quarter of $80.5 million increased $8.3 million, or 11.4%, from $72.3 million in the comparable quarter of 2011.

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Coffeehouse sales were $59.7 million in the first quarter of 2012, an increase of 3.7% compared to $57.6 million in the first quarter of 2011. Growth was driven by a 2.5% increase in comparable coffeehouse sales, primarily due to increased traffic and changes in the beverage sales mix.

•

Commercial sales were $17.5 million in the first quarter of 2012, an increase of 49.9% compared to $11.7 million in the first quarter of 2011. Increased sales in to the Keurig single-serve platform, as well as to new and existing customers in the Company’s grocery and foodservice channels all contributed to the quarter over quarter sales growth.

•

Franchise sales were $3.3 million in the first quarter of 2012, an increase of 10.6% compared to $3.0 million in the first quarter of 2011. Growth in product sales and royalties from 174 franchise locations, a net increase of 39 locations from the prior year, drove the increase in franchise sales versus last year.

Cost of sales and related occupancy costs in the first quarter of 2012 were $42.1 million, an increase of $8.8 million, or 26.5%, compared to the first quarter of 2011, and were driven by significantly higher coffee commodity costs and the Company’s consolidated sales growth. As a percentage of revenue, cost of sales and related occupancy costs were 52.2% in the first quarter of 2012 versus 46.0% in the first quarter of 2011. The increase as a percentage of sales was due to higher coffee commodity costs versus the prior year as well as a shift in the overall mix to the Company’s commercial and franchise channels, which have higher cost of sales as a percentage of sales.

Operating expenses in the first quarter of 2012 were $26.6 million, an increase of $1.2 million, or 4.7%, compared to $25.4 million in the first quarter of 2011. The increase in operating expenses was driven by labor costs to support higher sales and higher fees for debit card transactions due to recent legislation changes. As a percentage of revenue, operating costs were 33.0%, compared to 35.2% in the same period of the prior year. The decrease as a percentage of sales is the result of leverage gained on fixed costs within the Company’s business channels as well as a shift in the overall sales mix to the Company’s commercial channel, which has a lower operating expense component than its retail coffeehouses.

General and administrative expenses decreased $0.5 million, or 6.8%, to $7.3 million in the first quarter of 2012, from $7.8 million in the first quarter of 2011. As a percentage of total net sales, general and administrative expenses decreased to 9.0% in the first quarter of 2012 from 10.8% in the first quarter of 2011, as the Company leveraged fixed costs on higher sales.

Depreciation and amortization decreased $0.4 million to $2.5 million during the first quarter of 2012 due to a lower depreciable asset base.

Tax expense was $0.8 million in the first quarter of 2012 compared to a tax benefit of $21.3 million in the first quarter of 2011. The tax benefit in 2011 related to the reversal of a portion of the Company’s valuation allowance against accumulated net operating losses and other deferred tax assets and the corresponding recognition of those deferred tax assets on the Company’s balance sheet.

The Company’s net income attributable to Caribou Coffee Company, Inc. for the first quarter of 2012 was $1.2 million, or $0.06 per diluted share, compared to $24.1 million, or $1.17 per diluted share, in the same period in 2011. When adjusting for the reversal of the valuation allowance on the Company’s deferred tax assets, the Company’s non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc. for the first quarter of 2011 was $1.6 million, or $0.08 per diluted share (see non-GAAP reconciliation at the end of this release).

FISCAL YEAR 2012 OUTLOOK

•	Net sales growth of 6% to 8%.
•	Diluted earnings per share of $0.47 to $0.50.

CONFERENCE CALL

The Company will host a conference call on May 3, 2012, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Mike Tattersfield, Chief Executive Officer, and Tim Hennessy, Chief Financial Officer.

Listeners may also access the call by dialing 888-523-1232 or 719-325-2172 for international callers. A replay of the call will be available until Thursday, May 10, 2012, by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 4034859.

The conference call will also be webcast and can be accessed from the Investor Relations section of the Company’s website at www.cariboucoffee.com.

ABOUT THE COMPANY

Founded in 1992, Caribou Coffee Company is one of the leading branded coffee companies in the United States, with a compelling multi-channel approach to their customers. Based on the number of coffeehouses, Caribou Coffee is the second largest company-operated premium coffeehouse operator in the United States. As of April 1, 2012, the Company had 585 coffeehouses, including 174 franchised locations, in 21 states, the District of Columbia and nine international markets. The Company’s coffeehouses aspire to be the community place loved by guests who are provided an extraordinary experience that makes their day better. Caribou Coffee provides the highest quality handcrafted beverages, foods and coffee lifestyle items with a unique blend of expertise, fun and authentic human connection in a comfortable and welcoming coffeehouse environment. In addition, Caribou Coffee’s unique coffees are available within grocery stores, mass merchandisers, club stores, office coffee and foodservice providers, hotels, entertainment venues and e-commerce channels. Caribou Coffee is a proud recipient of the Rainforest Alliance Corporate Green Globe Award and is committed to operating practices that promote sustainability and environmental protection. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee contain forward-looking statements concerning Caribou Coffee’s expected financial performance, as well as Caribou Coffee’s strategic and operational plans. Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, our ability to develop and maintain our brand; our ability to maintain or expand our commercial business, including maintaining our relationship with Keurig; our ability to locate superior sites and increase the density of our coffeehouses; Caribou Coffee’s ability to compete with new or existing competitors; the implementation and results of Caribou Coffee’s ongoing strategic and cost initiatives; the fluctuations in cost and availability of our raw ingredients; the demand by customers for Caribou Coffee’s premium products; acceptance by customers of new products and services; dependence on third parties for supplies, services, and distribution; dependence on key personnel; failure to manage growth and diversification; risks related to Caribou Coffee’s international franchise operations; Caribou Coffee’s ability to protect its intellectual property and the value of its brands; and general economic conditions and changes in economic conditions. All information set forth in this press release and its attachments is as of May 4, 2012. Caribou Coffee does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances; however, Caribou Coffee may update its business outlook or any portion thereof at any time in its discretion. More information about potential factors that could affect the Company’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended January 1, 2012, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections in any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended
	April 1, 2012	April 3, 2011
	(In thousands, except for per share amounts) (Unaudited)
Coffeehouse sales	$59,737	$57,611
Commercial and franchise sales	20,804	14,664

Total net sales	80,541	72,275
Cost of sales and related occupancy costs	42,053	33,236
Operating expenses	26,593	25,406
Depreciation and amortization	2,505	2,936
General and administrative expenses	7,275	7,802

Operating income	2,115	2,895
Other income (expense):
Interest income	12	5
Interest expense	(21)	(56)

Income before provision for (benefit from) income taxes	2,106	2,844
Provision for (benefit from) income taxes	827	(21,334)

Net income	1,279	24,178
Less: Net income attributable to noncontrolling interest	38	107

Net Income attributable to Caribou Coffee Company, Inc.	$1,241	$24,071

Basic net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.06	$1.21

Diluted net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.06	$1.17

Basic weighted average number of shares outstanding	20,515	19,848

Diluted weighted average number of shares outstanding	21,248	20,605

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 1, 2012	January 1, 2012
	In thousands, except per share amounts (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,549	$44,495
Accounts receivable, net	10,322	14,646
Other receivables, net	1,947	1,743
Inventories	28,476	22,965
Deferred tax assets—current	6,169	6,766
Prepaid expenses and other current assets	1,583	1,514

Total current assets	91,046	92,129
Property and equipment, net of accumulated depreciation and amortization	36,025	36,965
Deferred tax assets – non-current	13,946	13,947
Other assets	287	323

Total assets	$141,304	$143,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,144	$10,480
Accrued compensation	5,590	6,272
Accrued expenses	8,030	8,502
Deferred revenue	6,538	8,591

Total current liabilities	30,302	33,845
Asset retirement liability	1,266	1,248
Deferred rent liability	4,741	5,132
Deferred revenue	1,874	1,883

Total long term liabilities	7,881	8,263
Equity:
Caribou Coffee Company, Inc. Shareholders’ equity:
Preferred stock, par value $.01, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000 shares authorized; 21,060 and 20,848 shares issued and outstanding at April 1, 2012 and January 1, 2012, respectively	211	208
Additional paid-in capital	133,604	132,643
Accumulated comprehensive income	(313)	—
Accumulated deficit	(30,477)	(31,718)

Total Caribou Coffee Company, Inc. shareholders’ equity	103,025	101,133
Noncontrolling interest	96	123

Total equity	103,121	101,256

Total liabilities and equity	$141,304,	$143,364

Coffeehouse Openings and Closings

	Thirteen Weeks Ended
	April 1, 2012	April 3, 2011
	(In thousands, except operating data)
Non-GAAP Metrics:
EBITDA(1)	$5,109	$6,223

Operating Data:
Percentage change in comparable coffeehouse net sales(2)	2.5%	4.3%
Company-Owned:
Coffeehouses open at beginning of period	412	410
Coffeehouses opened during the period	—	—
Coffeehouses closed during the period	1	1

Coffeehouses open at end of period:
Total Company-Owned	411	409
Franchised:
Coffeehouses opened at beginning of period	169	131
Coffeehouses opened during the period	8	9
Coffeehouses closed during the period	3	5

Coffeehouses open at end of period:
Total Franchised	174	135

Total coffeehouses open at end of period	585	544

(1)	See reconciliation and discussion of non-GAAP measures which follow at the end of this section.
(2)	Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

NON-GAAP FINANCIAL INFORMATION

(Unaudited, in thousands, except per share data)

The following reconciliations and non-GAAP financial information are provided to assist the reader with understanding the financial impact of the first quarter 2011 reversal of the valuation allowance against accumulated net operating losses and other deferred tax assets on the Company’s net income attributable to Caribou Coffee Company, Inc. and earnings per share when comparing current 13 week period results to the Company’s 2011 results.

	Thirteen Weeks Ended April 3, 2011
	(Thousands)	Diluted EPS
Net income attributable to Caribou Coffee Company, Inc. as reported	$24,071	$1.17
Benefit from income taxes (1)	21,344	1.04

Non-GAAP pro-forma pre-tax income attributable to Caribou Coffee Company, Inc	2,737	0.13

Pro forma tax expense at 40% effective tax rate (2)	1,095	0.05

Non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc.	$1,642	$0.08

Diluted weighted average number of shares outstanding	20,605	20,605

(1)	Relates to the tax benefit from the reversal of an accounting reserve against tax net operating loss carryforwards and other deferred tax assets.
(2)	Pro forma effective tax rate for illustrative purposes. Actual results could differ.

EBITDA RECONCILIATION

	Thirteen Weeks Ended
	April 1, 2012	April 3, 2011
	(Thousands)
Net income attributable to Caribou Coffee Company, Inc.	$1,241	$24,071
Interest expense	21	56
Interest income	(12)	(5)
Depreciation and amortization(1)	3,032	3,435
Provision for (benefit from) income taxes	827	(21,334)

EBITDA	$5,109	$6,223

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.

EBITDA is equal to net income excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.

Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:

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Coffeehouse leases are generally short-term and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 205 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the first quarter of fiscal 2012. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses. Furthermore, the Company recorded a significant tax benefit in the first quarter of fiscal 2011 related to the reversal of a valuation allowance against accumulated net operating losses and other deferred tax assets. Consequently, management believes that adjusting for the impact of income taxes is useful in evaluating the overall performance of the Company.

Management uses EBITDA:

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As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.

EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.

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